Exhibit 99.1
Cambium Learning Group Appoints New Board Member
Dallas, February 26, 2010-Cambium Learning Group, Inc. [NASDAQ: ABCD] today announced that Thomas Kalinske, Executive Chairman of Moonshoot, an online business teaching English to non-English speaking children in Asia, was elected to the company’s board of directors. Mr. Kalinske will serve as a Class I director.
In addition to his role at Moonshoot, Mr. Kalinske also serves as vice chairman of the board of Leapfrog Enterprises Inc. Mr. Kalinske’s history with Leapfrog dates back to September 1997, where he first served as CEO until June 2006 and was the Chairman of the board of directors until February 2004. Prior to that, he served as the CEO of Knowledge Universe, Sega of America, Matchbox, Inc. and Mattel, Inc.
“Right now, there is a large emphasis on technology in education,” said Ron Klausner, CEO, Cambium Learning Group, Inc. “With Tom’s strong background in technology, he brings new ways to strengthen our current blended model, which enables teachers to be more effective, and results in transformative education reform.”
Mr. Kalinske joined the Board of Blackboard, Inc., a University and K-12 enterprise software applications company in April 2007, where he serves on the audit committee. He also serves on the Board of Directors of Kidzui, a safe children’s Internet search and education site, the Board of Genyous Omnitura, a cancer drug development company, the National Board of Advisors of the University Of Arizona School Of Business, and is an Emeritus member of the University Of Wisconsin School Of Business Advisors.
Mr. Kalinske is a graduate of the University of Wisconsin. He received his MBA from University of Arizona, and attended the Harvard Business School’s strategic management program.
About Cambium Learning Group, Inc.
Cambium Learning Group, Inc. (NASDAQ:ABCD) is based in Dallas, Texas, and operates three business units: Voyager, a comprehensive intervention business; Sopris, a supplemental solutions business; and Cambium Learning Technologies, which includes ExploreLearning, IntelliTools, Kurzweil and Learning A-Z. Through its core divisions, Cambium Learning Group, Inc. provides research-based education solutions for students in Pre-K through 12th grade, including intervention curricula, educational technologies and services primarily focused on serving the needs of the nation’s most challenged learners and those realizing their full potential. The company’s website is www.cambiumlearning.com.
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Media and Investor Contact:
Shannan Overbeck
Cambium Learning Group, Inc.
214.932.9476
shannan.overbeck@cambiumlearning.com